EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

THlS STOCK PURCHASE AGREEMENT (the "Agreement'") is made and entered into as of the I" day of May, 20 17 by and among Oivi Launonen (the "Seller''), who is the record and beneficial owner of 12,000,000 shares of common stock of Seguin Natural Seguin Natural 1Lair Products, Lnc., a corporation organized  under the laws of the State of Nevada and whose shares of common stock trade on the OTC Pink Sheet Market under the symbol "SNHR" (the "Company"), and Glenn Similas, Jacob D. Madsen and Robert C. Laskowski, as nominee (collectively, the "Purchasers").

W I T N E S SE T H:

WHEREAS the Seller, Oivi Launonen, holds of record Twelve Million (12,000,000) shares of common stock, par value $.001 per share ( "Common Stock") of the Company, which all certificates evidencing such shares bear a restrictive legend;

WH EREAS the Seller agrees to sell and the Purchasers agree to purchase from the Seller the shares of Common Stock at a per share price of $0 for an aggregate purchase price of Two Hundred Thousand Dollars (US$200,000.00) on and subject to the terms of this Agreement;

THEREFORE the parties agree as follows:

I. Sale of the Shares. Subject lo the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained in this Agreement, the Seller shall sell the shares of Common Stock bearing a restrictive legend to the Purchase.rs, and the Purchasers shall purchase the shares of Common Stock from the Seller al the per share price of $0.0          for an agreed upon aggregate amount of One Hundred Thousand  Dollars (US$200,000.00) (the "Purchase Price") as follows:

Name	Denomination of Shares Purchased
Glenn Similas	792,000
Jacob D. Madsen	483,000
Robert C. Laskowski, as nominee	10,725,000

2.  Purchase Price. Purchasers will deposit the Purchase Price and any associated costs for the Escrow Agent in the escrow account of Diane D. Dalmy, Attorney at Law, by May I , 2017.

3.  Closing.

(a) The purchase and sale of the shares of Common Stock shall  take place at a closing (the "Closing"), to be held at such date and time at the office of escrow agent Diane Dalmy, or as shall be determ i ned by the Purchaser on notice to the Seller, which in any event shall be not later than May I, 2017.

{b)      Closing Date: The closing of the transactions contemplated hereby (the "Closing") will occur on or before May 1, 2017 pending all contingencies below have been met (the "Closing Date").

(c) At the Closing:

(i)
The Seller shall deliver to the Purchasers the certificate(s) for the shares of Common Stock, along with fully executed stock power duly endorsed with signature medallion guaranteed in blank form for transfer of said Common Stock to the Purchasers or the designees of Robert C. Laskowski, as nominee.

(ii)             The Purchasers shall pay to the Seller the collective Purchase Price for the shares of Common Stock in any allocation as shall be determined by the Seller.

(iii)            At any time after the Closing, the parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

(iv)           All representations , covenants  and warranties of the Purchasers and Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though the same had been made on and as of such date.

5.   Representations and Warranties of the Purchasers. Each Purchaser hereby makes the following representations and warranties to the Seller:

(a)           The respective Purchaser has the requisite power and authority to enter into this Agreement 11nd to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. No consent, approval or agreement of any individual or entity is required to be obtained by the Purchaser in connection with the execution and performance by the Purchaser of this Agreement or the execution and performance by the Purchaser of any agreements, instruments or other obligations entered into in connection with this Agreement.

(b)           This Agreement has been duly executed and delivered by the Purchaser. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization , moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

6.  Representations and Warranties of the Seller. Seller hereby makes the following representations and warranties to each of the Purchasers:

(a)          Seller owns the respective shares of Common Stock bearing a restrictive legend free and clear of any and all liens, claims, encumbrances, preemptive rights, right of first refusal and adverse interests of any kind.

(b)          Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out Seller's obligations hereunder. No consent, approval or agreement of any individual or entity is required to be obtained by the Seller in connection with the execution and performance by the Seller of this Agreement or the execution and performance by the Seller of any agreements, instruments or other obligations entered into in connection with this Agreement.

(c)          This Agreement has been duly executed and delivered by the Seller. This Agreement constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by applicable bankrupt cy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor's rights and remedies or by other equitable principles of general application.

(d)          There are no material claims, actions, suits, proceeding, inquiries, labor disputes or investigations pending or, to the Seller's knowledge, against the Company or any of their assets, at law or in equity or by or before any governmental entity or in arbitration or mediation. No bankruptcy, receivership or debtor relief proceeding are pending or, to the Sellers' knowledge, against the Company.

(e)          The Seller has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign Law, judgment, decree, injunction or order, applicable to it, the conduct of its business, or the ownership or operation of its business. References in this Agreement to "Laws" shall refer to any laws, rules or regulations of any federal, state or local government or any governmental or quasi-governmental agency, bureau, commission, instrumentality or judicial body (including, without limitation, any federal or state securities law, regulation, rule or administrative order).

(f)          The Seller is aware of the Company's business affairs and financial condition and has reached an informed and knowledgeable decision to sell the shares of Common Stock.

(g)          The Seller acknowledges that he is aware of and acknowledges that it is the intention of the Company to cause the Company to consummate an acquisition of a private company following the Closing. Seller acknowledges and confirms that he understands that, prior to or upon consummation of that acquisition, it is likely that each share of Common Stock will increase in value, possibly substantially. Seller has also been made aware of certain corporate actions with FINRA, including the risks associated therewith to the same extent that the Purchasers have been made aware of such information, and has received satisfactory answers to any questions Seller has asked and desires to complete the sale of the Common shares contemplated under this Agreement. Seller has acknowledged and does acknowledge that as a result of the acquisition and possible stock split, the percentage ownership of the Company may be reduced or increased, and in the event of a stock split, the Seller shall have no right to adjustment of the number of shares or cash value, and the Company has no obligation to provide any "anti-dilution “or other protection, pre-emptive, subscription, or first refusal rights to Seller.

(h)          Finder's Fee. Seller represents and warrants that no person is entitled to receive a finder's fee in connection with this Agreement as a result of any action taken by the Purchasers or Seller pursuant to this Agreement, and agree to indemnify and hold harmless the other party, its officers, directors and affiliates, i n the event of a breach of the representation and warranty. This representation and warranty shall survive the Closing.

7. Contingencies& Final Documents:

a)     Upon execution of this Agreement by  the parties, Purchasers shall wire transfer  the Purchase Price plus applicable escrow agent fees to the escrow agent's bank account at Wells Fargo to be paid upon Closing as directed by the Seller.

(b)      Any and all monies required to be delivered to consummate this transaction shall be delivered through the Escrow Agent by the Purchasers.

(c)       Completion of reasonable due diligence by the parties.

(d)         Execution of this Agreement signed by the parties, containing customary representations and warranties and other terms as the parties may have agreed.

(e)         Upon escrow agent's receipt of the Purchase Price, the Seller shall deposit into escrow:

(t) Delivery of stock certificate representing 12,000,000 shares of Common Stock bearing a restrictive legend together with  a stock power duly signed with signature medallion guarantee, notarization and/or other similar certification which is acceptable to the Company 's transfer agent.

(g)          The Company's (audited) financial statements for  fiscal year ended December 31, 20 1 6, and Seller confirms that the financials for three month period ended March 3 l, 2017 arc auditable, including all books and records and banking statements related to fiscal year end December 31, 2015 and December 31, 2016 and stub period.

(h)         Any appointments as requested by Purchasers for executive officers and members of the Board of Directors of the Company.

(i)          Representation that the Company has no lawsuits or regulatory issues pending or threatened as of Closing Date.

(j)        Confirmation that all Company liabilities as stated in the fiscal year ended financial statements for fiscal year ended December 3 1, 2016 will be paid on Closing, including any amounts owed to its transfer agent.

8.  Termination by Mutual Agreement. This Agreement may be terminated al any time by mutual consent of the parties hereto, provided that such consent to terminate is in writing and is signed by all of the parties hereto or provided one party does not meet the requirements of the Closing.

9.  Miscellaneous.

(a)  Entire Agreement. This Agreement constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and written agreements, understandings or letters of intent between or among the parties with respect to the subject matter of this Agreement. No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain  or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the Agreement with respect to its subject matter. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions al any other time or under any other circumstances.

(b)  Severability. If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.

(c)  Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or similar means of communication if receipt is confirmed or if transmission of such notice  is confirmed by mail as provided in this Section 7(c). Notices shall be deemed to have been received on the date of personal delivery or telecopy or attempted delivery. lf one party is unable to reach the other such Notice may be sent to the Escrow Agent and it will be incumbent upon the Escrow Agent to forward the Notice to the designated party.

(d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law. By execution and delivery of this Agreement, each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought in the federal or state courts located in the State of Nevada; (ii) irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent to any service of process made either (x) in the manner set forth in Section 7(c) of this Agreement (other than by telecopier), or (y) any other metJ1od of service permitted by law.

(c) Waiver of Jury Trial. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY TN THE EVENT OF ANY SUIT, ACTION OR PROCEEDING TO ENFORCE THIS AGREEMENT OR AN Y OTHER ACTION OR PROCEEDING WHICH MAY ARISE OUT OF OR TN ANY WAY BE CONNECTED WITH TH IS AGREEMENT OR ANY OF THE OTHER DOCUM ENTS.

(t) Parties to Pay Own Expenses. Each of the parties to this Agreement shall be responsible and liable for its own expenses incurred in connection with the preparation of this Agreement, the consummation of the transactions contemplated by this Agreement and related  expenses. The Purchaser will pay all costs associated to the services and disbursements of the Escrow Agent.

(g) Successors. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns; provided, however, that neither party may assign this Agreement or any of its rights under this Agreement without the prior written consent of the other party.

(h) Further Assurances. Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement

(i)  Facsimile and Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument This Agreement may also be executed via facsimile, which shall be deemed an original.

G) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any party.

(k) Headings. The headings in the Sections of this Agreement are inserted for convenience only and shall not constitute a pan of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement   to be duly executed as of the date first above written.
PURCHASERS:

/s/ Glenn Similas
Glenn Similas

/s/ Jacob D. Madsen
Jacob D. Madsen

/s/ Robert C. Laskowski
Robert C. Laskowski, as Nominee

SELLER:

/s/ Oivi Launonen
Oivi Launoncn, Majority Shareholder

Acknowledged by Seguin Natural Hair Product  Inc.

Per:

/s/ Oivi Launonen
Oivi Launonen, President